UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 25, 2016

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1225 Old Highway 8 NW
St. Paul, Minnesota 55112-6416
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Base Salaries

On July 25, 2016, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Cardiovascular Systems, Inc. (the “Company”) approved the following base salaries for the Company’s named executive officers for the year ending June 30, 2017:

Name	2017 Base Salary
Laurence L. Betterley	$375,457
Kevin J. Kenny	$430,000
Paul Koehn	$334,487

Fiscal 2017 Incentive Plan

On July 25, 2016, the Committee approved the incentive compensation plans for the Company’s executive officers for the year ending June 30, 2017, as described below. Our Interim Chief Executive Officer and President will not participate in these incentive plans.

Cash Bonus Plan

For the 12 month period ending June 30, 2017, each executive officer of the Company is eligible to receive cash incentive compensation pursuant to the Fiscal 2017 Executive Officer Bonus Plan (the “Bonus Plan”), based on the Company’s achievement of revenue and adjusted EBITDA financial goals for such period. Adjusted EBITDA is defined as EBITDA with stock compensation added back into the calculation. Target bonus amounts are weighted 50% for the revenue goal and 50% for the adjusted EBITDA goal. Target bonus levels as a percentage of base salary are 90% for the Chief Operating Officer, 75% for the Chief Financial Officer, 65% for the Senior Vice President of Manufacturing and Operations and the Chief Talent Officer, and 50% for the other executive officers. Depending upon the Company’s performance against the goals, participants are eligible to earn up to 200% of each of the adjusted EBITDA and revenue portions of their target bonus amount. The Bonus Plan criteria are the same for all of the executive officers. Participation in the Bonus Plan for each executive officer is in the form of a grant of Performance Units. In connection with the approval of the Bonus Plan, the Committee approved a form of Performance Unit Award Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2016.

Long-term Incentive Plan

Each executive officer of the Company will receive grants of restricted stock under the fiscal 2017 long-term incentive plan, effective three business days following the release of the Company’s financial results for the year ended June 30, 2016. The restricted stock grants will be based on a target equity percentage of each executive officer’s base salary, with 40% of such target amount allocated to time-vesting restricted stock and 60% of such target amount allocated to performance-vesting restricted stock; provided, that the performance-vesting restricted stock will be granted to each executive officer at 200% of the target number of shares allocated to performance-vesting restricted stock, and any shares not earned will be forfeited upon confirmation of performance achievement. Target equity grants as a percentage of base salary are 225% for the Chief Financial Officer, 200% for the Chief Operating Officer, and 125% for the other executive officers.

The time-vesting restricted stock grants will vest in equal installments of 1/3 on each of the first three anniversaries of August 13, 2016. The performance-vesting restricted stock grants will vest based on the Company’s total shareholder return relative to total shareholder return of the Company’s peer group (as determined by the Committee), as measured by the closing prices of the stock of the Company and the peer group members for the 90 trading days preceding July 1, 2016 compared to the closing prices of the stock of the Company and the peer group members for the 90 trading days preceding July 1, 2019. Vesting of the performance-vesting shares will be determined on the date that the Company’s annual report on Form 10-K for the fiscal year ending June 30, 2019 is filed.

Interim Chief Executive Officer Compensation

On July 26, 2016, the Board approved the continuation of the base salary for Scott R. Ward, the Company’s Interim Chief Executive Officer and President, at an annualized rate of $630,000. Mr. Ward will also receive a grant of Restricted Stock Units with a value of $291,667, effective three business days following the release of the Company’s financial results for the year ended June 30, 2016, which will vest upon the cessation of Mr. Ward’s service as Interim Chief Executive Officer and President. The Restricted Stock Units will be payable in cash or shares of the Company’s common stock, at the Company’s discretion, within 30 days after the six month anniversary of the termination of Mr. Ward’s Board membership.

Executive Officer Severance Plan

On July 26, 2016, the Board approved amendments to the Company’s Executive Officer Severance Plan (as amended, the “Severance Plan”). The amendments provide that, if a participant in the Severance Plan resigns his or her employment for Good Reason (as defined in the Severance Plan) within 24 months of a change of control (as defined in the Severance Plan), then that participant is entitled to the same payments as if such participant’s employment is terminated without cause (as defined in the Severance Plan), for the same severance period previously set forth in the Severance Plan: the continued payment of (i) the participant’s then-current base salary (as increased to include the participant’s target bonus for the year of termination); and (ii) the Company’s share of the costs of the participant’s coverage under our medical, dental, and life insurance plans. In addition, certain administrative updates were made to the Plan.

The foregoing description of the material terms of the amendments to the Severance Plan does not purport to be a complete description of the Severance Plan and is qualified in its entirety by reference to the full text of the Severance Plan, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 29, 2016

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer